Exhibit 5.1

February 12, 2021

VerifyMe, Inc.

75 South Clinton Avenue, Suite 510

Rochester, New York 14604

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to VerifyMe, Inc., a Nevada corporation (the “Company”), in connection with an Underwriting Agreement between the Company and Maxim Group LLC (the “Representative”), as representative of the several underwriters named therein (together, the “Underwriters”), in connection with the sale of up to 1,650,000 shares (the “Firm Shares”) of the Company’s common stock, (the “Common Stock”), par value $0.001 per share (the “Offering”) and an option to purchase an additional 247,500 shares of Common Stock granted to the Underwriters (together with the Firm Shares, the “Shares”).

As such counsel, we have assisted in the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement, dated February 9, 2021, which supplemented that certain prospectus, dated January 8, 2021 that was part of a Registration Statement on Form S-3 (File No. 333-251837) filed with the Commission on December 31, 2020, and that became effective on January 8, 2021.

In connection with the foregoing, we have examined the Underwriting Agreement, originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

1600 BAUSCH & LOMB PLACE ROCHESTER, NY 14604-2711 PHONE: 585.232.6500 FAX: 585.232.2152
rochester, ny • buffalo, ny • albany, ny • corning, ny • new york, ny

VerifyMe, Inc.

February 12, 2021

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that the Shares have been authorized for issuance and are validly issued, fully paid and are non-assessable.

The opinions expressed herein are limited exclusively to the applicable provisions of the Nevada Revised Statutes as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients concerning, opinions of the type contained herein.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

We consent to the use of this opinion as an exhibit to a Current Report on Form 8-K to be filed in connection with the Offering and the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder. This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or legal conclusion or other matters in this letter.

Very truly yours,

/s/ Harter Secrest & Emery LLP